                       GT GLOBAL FLOATING RATE FUND, INC.

                            ------------------------

         OFFER TO PURCHASE FOR CASH AT NET ASSET VALUE UP TO 2,100,000
                  OF ITS ISSUED AND OUTSTANDING COMMON SHARES

       THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT,
             NEW YORK CITY TIME, ON JUNE 16, 1998, UNLESS EXTENDED.

                            ------------------------

To the Holders of Shares of
GT GLOBAL FLOATING RATE FUND, INC.:

    Commencing May 18, 1998, the Fund is offering to purchase up to 2,100,000 of its shares of common stock, par value $.001 per share (the "Shares"), for cash at a price equal to their net asset value ("NAV"), less any applicable Early Withdrawal Charge, as of the close of regular trading on the New York Stock Exchange on June 16, 1998 (the "Initial Expiration Date"), unless extended, upon the terms and conditions set forth in this Offer to Purchase (the "Offer") and the related Letter of Transmittal.

    The Shares are not traded on an established secondary market and, to provide liquidity to Fund shareholders, the Fund's board of directors (the "Board") presently intends each quarter to consider making a tender offer for all or a portion of its Shares at a price per Share equal to its then current NAV, less any applicable early withdrawal charge. The NAV on May 7, 1998 was $10.01 per Share. You may obtain current NAV quotations during the pendency of the Offer by calling 1-800-223-2138.

    If more than the number of Shares contemplated by this Offer are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered as well as any additional Shares that may be tendered during the extended Offer period or
(2) purchase the number of Shares sought on a pro rata basis.

    THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

    IMPORTANT: If you desire to tender all or any portion of your Shares, you should do one of the following: (1) if you own your Shares through a broker, dealer, commercial bank, trust company or other nominee (each a "Nominee"), request your Nominee to effect the transaction for you or (2) if you own your Shares directly, complete and sign the Letter of Transmittal and mail or deliver it along with any Share certificate(s) and any other required documents to the Fund's transfer agent, GT Global Investor Services, Inc. (the "Transfer Agent"). If your Shares are registered in the name of a Nominee, you MUST contact such Nominee if you desire to tender your Shares.

    NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

    Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Transfer Agent at 1-800-223-2138 or at the address set forth below:

                       GT Global Investor Services, Inc.
                                California Plaza
                          2121 North California Blvd.
                                   Suite 450
                             Walnut Creek, CA 94596

                                          GT GLOBAL FLOATING RATE FUND, INC.

May 18, 1998

                               TABLE OF CONTENTS

SECTIONS                                                                                                            PAGE
----------------------------------------------------------------------------------------------------------------  ---------
       1.  Price; Number of Shares..............................................................................          4
       2.  Procedure for Tendering Shares.......................................................................          4
       3.  Early Withdrawal Charge..............................................................................          5
       4.  Exchanges............................................................................................          6
       5.  Withdrawal Rights....................................................................................          6
       6.  Payment for Shares...................................................................................          6
       7.  Certain Conditions of the Offer......................................................................          7
       8.  Purpose of the Offer.................................................................................          7
       9.  Certain Effects of the Offer.........................................................................          7
      10.  Source and Amount of Funds...........................................................................          8
      11.  Summary of Selected Financial Information............................................................          8
      12.  Certain Information About the Fund...................................................................          9
      13.  Additional Information...............................................................................         11
      14.  Certain Federal Income Tax Consequences..............................................................         11
      15.  Extension of Tender Period; Termination; Amendments..................................................         12
      16.  Miscellaneous........................................................................................         12

     1. PRICE; NUMBER OF SHARES. The Fund will, upon the terms and subject to the conditions of the Offer, purchase up to 2,100,000 of its issued and outstanding Shares which are tendered and not withdrawn prior to 12:00 midnight, New York City time, on June 16, 1998 (such time and date being hereinafter called the "Initial Expiration Date"), unless it determines to accept none of them. The Fund reserves the right to extend the Offer (see Section 15). The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares will be their NAV as of the close of regular trading on the New York Stock Exchange on the Expiration Date. An Early Withdrawal Charge payable to GT Global, Inc. ("GT Global") to recover its distribution expenses will be assessed on Shares accepted for purchase which have been held for less than the applicable holding period (see Section 3).

    The Offer is being made to all shareholders of the Fund and is not conditioned upon any number of Shares being tendered. If more than the number of Shares sought by the Fund are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered as well as any additional Shares that may be tendered during the extended Offer period or (2) purchase the number of Shares sought on a pro rata basis.

    The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof (see Section 15). There is no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Shares) or decrease the number of Shares being sought and, at the time that notice of such increase or decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.

    As of May 7, 1998 there were approximately 21,126,787 Shares issued and outstanding and there were 6,028 record holders of Shares. GT Global, the Fund's affiliated distributor, currently anticipates tendering approximately 500,000 Shares pursuant to the Offer. The Fund has been informed that no other director, officer or affiliate of the Fund intends to tender any Shares pursuant to the Offer. The Shares currently are not traded on any established secondary market. Current NAV quotations for the Shares can be obtained by calling the Transfer Agent at 1-800-223-2138.

     2. PROCEDURE FOR TENDERING SHARES. In order for you to tender any of your Shares pursuant to the Offer, you may either: (a) request your Nominee to effect the transaction for you, in which case a Letter of Transmittal is not required or (b) if the Shares are registered in your name, send to the Transfer Agent, at the address set forth below, any certificates for such Shares, a properly completed and executed Letter of Transmittal and any other documents required therein. Please contact the Transfer Agent at 1-800-223-2138 as to any additional documents which may be required.

     A. Procedures for Beneficial Owners Holding Shares through Brokers, Dealers, or other Nominees. If your Shares are registered in the name of a Nominee, you must contact such Nominee if you desire to tender your Shares. You should contact such Nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf.

     B. Procedures for Registered Shareholders. If you will be mailing or delivering the Letter of Transmittal and any other required documents to the Transfer Agent to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent at its address set forth below.

    Signatures on the Letter of Transmittal are not required to be guaranteed unless (1) the proceeds for the tendered Shares will amount to more than $50,000, (2) the Letter of Transmittal is signed by someone other than the registered holder of the Shares tendered therewith, or (3) payment for tendered Shares is to be sent to a payee other than the registered owner of such Shares or to an address other than the registered address of the registered owner of the Shares. In each of those instances, all signatures on the Letter of Transmittal must be guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the existence and validity of which may be verified by the Transfer Agent through the use of industry publications; notarized signatures are not sufficient.

    Please note that those shareholders holding Shares in an Individual Retirement Account ("IRA") that mail or deliver a Letter of Transmittal to tender Shares must also provide the Transfer Agent with a completed IRA distribution form.

    Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents. If your Shares are evidenced by certificates, those certificates must also be received by the Transfer Agent on or prior to the Expiration Date.

    THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING THE SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     C. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, the Transfer Agent nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

    D. Tender Constitutes an Agreement. A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering shareholder and the Fund in accordance with the terms and subject to the conditions of the Offer.

     3. EARLY WITHDRAWAL CHARGE. The Fund will assess an Early Withdrawal Charge on Shares accepted for purchase which have been held for less than four years. The charge will be paid to GT Global to recover its distribution expenses. The Early Withdrawal Charge will be imposed on those Shares accepted for tender based on an amount equal to the lesser of the then current NAV of the Shares or the shareholder's cost of the Shares being tendered. Accordingly, the Early Withdrawal Charge will not be imposed on increases in the NAV above the initial purchase price. In addition, the Early Withdrawal Charge will not be imposed on Shares derived from reinvestments of dividends or capital gain distributions. The Early Withdrawal Charge imposed will vary depending on the length of time the Shares have been owned since purchase (separate purchases shall not be aggregated for these purposes), as set forth in the following table:

                                                                       EARLY WITHDRAWAL CHARGE
YEAR OF TENDER AFTER PURCHASE                                         (AS A PERCENTAGE OF NAV)
--------------------------------------------------------------------  -------------------------
First...............................................................               3.0%
Second..............................................................               2.5%
Third...............................................................               2.0%
Fourth..............................................................               1.0%
Fifth and following.................................................               0.0%

    In determining whether an Early Withdrawal Charge is applicable to a tender of Shares, the calculation will be determined in the manner that results in the lowest possible amount being charged. Therefore, it will be assumed that the tender is first of Shares acquired through dividend reinvestment and of Shares held for over four years and then of Shares held longest during the four-year period. The Early Withdrawal Charge will not be applied to dollar amounts representing an increase in the NAV since the time of purchase.

     4. EXCHANGES. Tendering shareholders may, instead of receiving the proceeds from the tender of Shares of the Fund in cash, elect to have those proceeds invested in Class B shares that are subject to a contingent deferred sales charge ("Class B shares") of certain open-end investment companies advised by Chancellor LGT Asset Management, Inc. ("GT Global Funds") purchased at their respective NAVs determined on the Expiration Date. The Early Withdrawal Charge will be waived for Shares tendered in exchange for Class B shares in the GT Global Funds; however, such Class B shares will immediately become subject to a contingent deferred sales charge equivalent to the Early Withdrawal Charge on Shares of the Fund. Thus, such Class B shares may be subject to a contingent deferred sales charge upon a subsequent redemption from the GT Global Funds. The purchase of such Class B shares will be deemed to have occurred at the time of the Fund's purchase of the Shares pursuant to the Offer for purposes of calculating the applicable contingent deferred sales charge.

    The prospectus for each GT Global Fund describes its investment objectives and policies. Shareholders can obtain a prospectus without charge by calling 1-800-223-2138 and should consider these objectives and policies carefully before requesting an exchange. Each tender for an exchange must involve proceeds from Shares that have a NAV of at least $500.

     5. WITHDRAWAL RIGHTS. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not yet been accepted for payment by the Fund, at any time after June 26, 1998.

    To be effective, any notice of withdrawal must be timely received by the Transfer Agent at the address set forth below. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and, if the certificates representing such Shares have been delivered or otherwise identified to the Transfer Agent, the name of the registered holder(s) of such Shares as set forth in such certificates and the number of Shares to be withdrawn. If the certificates have been delivered to the Transfer Agent, then, prior to the release of such certificate, you must also submit the certificate numbers shown on the particular certificates evidencing such Shares and the signature on the notice of the withdrawal must be guaranteed by an eligible guarantor institution. Shareholders whose accounts are maintained through a Nominee should notify such nominee prior to the Expiration Date if they wish to withdraw Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 prior to the Expiration Date.

     6. PAYMENT FOR SHARES. For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered as of the time that it gives, if and when it gives, oral or written notice to the Transfer Agent of its election to purchase such Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment (and thereby purchase) promptly after the Expiration Date Shares properly tendered.

    As directed by the Fund, the Transfer Agent will send payment for the Shares directly to tendering shareholders, or in the case of tendering shareholders electing an exchange in lieu of cash, directly to the Class B share account of the designated GT Global Funds. Certificates for Shares not purchased, or for

Shares not tendered included in certificates forwarded to the Transfer Agent, will be returned promptly following the termination, expiration or withdrawal of the Offer, without expense to the tendering shareholder.

    The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund will not pay any interest on the purchase price under any circumstances.

     7. CERTAIN CONDITIONS OF THE OFFER. The Fund shall not be required to accept for payment or to pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or payment for Shares tendered, if: (1) such purchases would impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") (which would cause the Fund's income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the
Fund); (2) in the judgment of the Board, the Portfolio would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Portfolio's investment objective and policies in order to purchase interests in the Portfolio tendered by the Fund to effect the Offer; or (3) there is, in the judgment of the Board, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, that is material to the Fund, (c) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, or (e) other event or condition that would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased.

    If the Fund determines to amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section
15. Moreover, if any of the foregoing conditions is modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such modification or waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15.

     8. PURPOSE OF THE OFFER. The Fund does not currently believe there will be an active secondary market for its Shares. The Board has determined that it would be in the best interest of shareholders for the Fund to take action to attempt to provide liquidity to shareholders. To that end, the Board presently intends each quarter to consider the making of a tender offer to purchase all or a portion of the Fund's Shares at NAV. The Fund will at no time be required to make any such tender offer.

    NEITHER THE FUND NOR THE BOARD MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH
SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     9. CERTAIN EFFECTS OF THE OFFER. The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender their Shares. If you retain your Shares, however, you will be subject to any increased risks that may result from the reduction in the Fund's aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility due to decreased diversification of the Portfolio and higher expenses. However, the Fund believes that those risks will be reduced to the extent new Shares of the Fund are sold. All Shares purchased by the Fund pursuant to the Offer will be retired by the Board.

    10. SOURCE AND AMOUNT OF FUNDS. The aggregate purchase price if 2,100,000 Shares are tendered and accepted for payment pursuant to the Offer will be approximately $21,021,000. The Fund expects to finance the Offer through cash on hand and through borrowings under two lines of credit previously established by the Fund and certain other GT Global Funds. These two credit facilities are: (a) an uncommitted, unsecured line of credit with BankBoston, N.A., in the maximum aggregate principal amount of $150,000,000, providing for a rate of interest based on the lower of (i) an adjusted Eurodollar rate based on the London InterBank Offered Rate ("LIBOR") plus a reserve percentage established by the Federal Reserve, (ii) the federal funds effective rate plus 1/2 of 1%, or (iii) a money market rate quoted by the Bank; and (b) an uncommitted, unsecured line of credit with State Street Bank and Trust Company, in the maximum aggregate principal amount of $100,000,000, providing for a variable rate of interest as agreed to from time to time by particular GT Global Funds and State Street Bank and Trust Company. The Fund expects to repay any amounts borrowed under these lines of credit with the proceeds of sales of additional Fund Shares.

    The Fund invests its assets in Floating Rate Portfolio (the "Portfolio"). In the event that the number of tendered Shares significantly exceeds 2,100,000 and the Fund determines to increase the number of Shares sought in the Offer, it may be necessary to sell underlying securities held by the Portfolio and to conduct a simultaneous tender offer at the Portfolio level to provide the Fund with additional liquidity. Under these circumstances, the Fund would tender a portion of its interest in the Portfolio sufficient to provide the additional liquidity necessary to effect the Offer.

    Under the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund is not permitted to incur indebtedness unless immediately after such incurrence the Fund has an asset coverage of 300% of the aggregate outstanding principal balance of indebtedness. Additionally, under the 1940 Act the Fund may not declare any dividend or other distribution upon any class of its capital stock, or purchase any such capital stock, unless the aggregate indebtedness of the Fund has, at the time of the declaration of any such distribution or at the time of any such purchase, an asset coverage of at least 300% after deducting the amount of such distribution or purchase price, as the case may be. If, in the judgment of the Board, there is not sufficient liquidity of the assets of the Fund, or availability of funds from borrowings, to pay for tendered Shares, the Fund may terminate the Offer.

    11. SUMMARY OF SELECTED FINANCIAL INFORMATION. Set forth below is a summary of selected financial information for the Fund for the period May 1, 1997 (commencement of Fund operations) to December 31, 1997. More comprehensive financial information is included in the Fund's annual audited financial statements, which have been filed as an exhibit to the Schedule 13E-4 filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer. The summary of selected financial information set forth below is qualified in its entirety by reference to such documents and the financial information, the notes thereto and related matter contained therein.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION
                  (IN 000'S EXCEPT PER SHARE DATA AND RATIOS)

                                                                                                        FOR THE
                                                                                                        PERIOD
                                                                                                      MAY 1, 1997
                                                                                                          TO
                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                                     -------------
INCOME STATEMENT
  Investment Income................................................................................   $     6,456
  Expenses.........................................................................................         1,105
                                                                                                     -------------
  Investment income--net...........................................................................   $     5,351
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET
  Realized gain (loss) on investments--net.........................................................           151
  Change in unrealized appreciation on investments--net............................................           122
FINANCIAL HIGHLIGHTS (AT END OF PERIOD)
  Total assets.....................................................................................   $   162,621
  Total liabilities................................................................................           924
                                                                                                     -------------
  Net assets.......................................................................................   $   161,697
  Net asset value per share........................................................................   $     10.02
  Shares of common stock...........................................................................        16,134
PER SHARE
  Investment income--net...........................................................................   $      0.46
  Realized and unrealized gain (loss) on investments--net..........................................          0.02
  Dividends from net investment income to common shareholders......................................   $      0.46
RATIOS
  Total expenses to average net assets:
    With expense reimbursement by Chancellor LGT Asset Management, Inc.............................          1.50%*
    Without expense reimbursement by Chancellor LGT Asset Management, Inc..........................          2.52%*
  Investment income--net, to average net assets:
    With expense reductions........................................................................          7.26%*
    Without expense reductions.....................................................................          6.24%*
  Interest expense to average net assets...........................................................          0.15%

------------------------
*   Annualized

    12. CERTAIN INFORMATION ABOUT THE FUND. The Fund was incorporated under the laws of the State of Maryland on December 4, 1996 and is a continuously offered, non-diversified, closed-end management investment company registered under the 1940 Act. The Fund's investment objective is to provide as high a level of current income and preservation of capital as is consistent with investment in senior secured corporate loans ("Corporate Loans") and senior secured debt securities ("Corporate Debt Securities"). The Fund seeks to achieve its objective by investing all of its investable assets in the Portfolio, a separate, non-diversified, closed-end management investment company that has the same investment objective as the Fund. The Portfolio's investments primarily take the form of assignments of, or participations in, Corporate Loans made by banks and other financial institutions and Corporate Debt Securities. It is anticipated that the Corporate Loans and Corporate Debt Securities will pay interest at rates that float or reset at a margin above a generally recognized base lending rate such as LIBOR or the prime rate of a designated U.S. bank. The Fund is managed by Chancellor LGT Senior Secured Management, Inc. ("Chancellor SSM"), a subsidiary of Chancellor LGT Asset Management, Inc. ("Chancellor LGT").

    On January 30, 1998, Liechtenstein Global Trust ("LGT"), the indirect parent organization of GT Global, Chancellor SSM and Chancellor LGT, entered into an agreement with AMVESCAP PLC

("AMVESCAP") pursuant to which AMVESCAP will acquire LGT's Asset Management Division, which includes Chancellor SSM and Chancellor LGT (the "Purchase"). AMVESCAP is a holding company formed in 1997 by the merger of INVESCO PLC and A I M Management Group Inc. Consummation of the purchase is subject to a number of contingencies, including regulatory approvals. The transaction would constitute an assignment of, and thereby result in the termination of, the Fund's investment management agreement with Chancellor SSM and sub-advisory agreement with Chancellor LGT. Accordingly, the Portfolio's Board of Trustees and the Fund's Board of Directors have approved, subject to shareholder approval, new investment management and administration agreements between A I M Advisors, Inc. ("AIM"), a wholly-owned subsidiary of AMVESCAP, and the Portfolio, sub-advisory and sub-administration agreements between AIM and Chancellor SSM, and sub-sub-advisory and sub-sub-administration agreements between Chancellor SSM and Chancellor LGT. Chancellor SSM and Chancellor LGT will become separate, indirect wholly-owned subsidiaries of AMVESCAP. Under the new agreements, AIM would serve as investment manager and administrator of the Portfolio, Chancellor SSM would serve as investment sub-adviser and sub-administrator of the
Portfolio, and Chancellor LGT would serve as sub-sub-adviser and sub-sub-administrator of certain assets of the Portfolio.

    The Board of Directors of the Fund has also approved the following matters, subject to shareholder and any required regulatory approval:

    1. Nomination of William J. Guilfoyle, C. Derek Anderson, Frank S. Bayley, Arthur C. Patterson and Ruth H. Quigley to serve as directors of the Fund.

    2.  Amendments to the fundamental investment restrictions of the Fund.

    3. The reorganization of the Fund from a Maryland corporation into a Delaware business trust.

    4.  Conversion of the Fund and Portfolio to "interval" status.

    In addition, the Board has approved new distribution agreements for the Fund pursuant to which A I M Distributors, Inc. ("AIM Distributors"), a wholly-owned subsidiary of AMVESCAP, would serve as the Fund's principal underwriter. Implementation of the new distribution arrangements is contingent upon (1) shareholder approval of the new investment advisory arrangements; and (2) the consummation of the Purchase.

    A special meeting of shareholders of the Fund will be held on May 20, 1998 to consider and vote on, among other proposals, the matters noted above that require shareholder approvals. If the matters are approved by shareholders and the Purchase consummated, it is anticipated that the election of the Fund directors, the new investment advisory and distribution arrangements and the amendments to the fundamental investment restrictions of the Fund will become effective on or about June 1, 1998, and that the reorganization of the Fund into a Delaware business trust and the conversion of the Fund and the Portfolio to "interval" status will occur as soon as all required regulatory approvals are obtained.

    Effective February 27, 1998, the portfolio  manager for the Fund is  Anthony
R. Clemente, who for the past five years has been a Vice President in the fixed income department of Merrill Lynch Asset Management L.P. and who previously assisted in all aspects of development, marketing and management of Merrill Lynch Senior Floating Rate Fund, Inc. and Merrill Lynch Prime Rate Portfolio. Also effective February 27, 1998 day-to-day management of the assets that are managed by Chancellor LGT will be provided by Parag Saxena, who for the past five years has been a Managing Director of Chancellor LGT. On October 31, 1996, Chancellor Capital Management, Inc. ("Chancellor Capital") merged with LGT Asset Management, Inc. (San Francisco), and the resulting entity was renamed Chancellor LGT Asset Management, Inc. Prior to October 31, 1996, Mr Saxena was an employee only of Chancellor Capital.

    Except for the issuance by the Fund of approximately 1,484,630 Shares during the past 40 business days, all at prices equal to NAV on the date of sale, and the Fund's purchase of approximately 316,440 shares in its last offer to purchase, which expired on March 31, 1998, there have not been any transactions involving the Shares of the Fund that were effected during the past 40 business days by the

Fund, any executive officer or director of the Fund, any person controlling the Fund, any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

    The principal executive offices of the Fund are located at 50 California Street, 27th Floor, San Francisco, California 94111.

    13. ADDITIONAL INFORMATION. The Fund has filed a statement on Schedule 13E-4 with the SEC which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

    14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax adviser for a complete description of those consequences to you.

    A sale of Shares pursuant to the Offer (regardless whether any of the cash proceeds thereof are invested in Class B shares of a GT Global Fund (see Section
4)) will be a taxable transaction for federal income tax purposes, either an "exchange" or, under certain circumstances, a "dividend." In general, the transaction should be treated as an exchange of the tendered Shares under section 302 of the Code if the payment for the Shares (1) is "substantially disproportionate" with respect to the shareholder, (2) results in a "complete redemption" of the shareholder's interest in the Fund, or (3) is "not essentially equivalent to a dividend" with respect to the shareholder. A "substantially disproportionate" distribution generally requires a reduction of at least 20% in the shareholder's proportionate interest in the Fund after all Shares are tendered. A "complete redemption" of a shareholder's interest generally requires that all Shares directly owned by or attributed to the shareholder under section 318 of the Code be disposed of. A distribution "not essentially equivalent to a dividend" requires that there be a "meaningful reduction" in the shareholder's interest, which should occur if the shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund.

    If any of these three tests for exchange treatment is met, you will recognize gain or loss on the Fund's purchase of your Shares equal to the difference between the amount of cash you receive for those Shares (including any cash used to purchase Class B shares of GT Global Funds) and your adjusted tax basis for them. That gain or loss will be a capital gain or loss if you held the Shares as capital assets.

    If none of the tests for exchange treatment can be met, you will be treated as having received a dividend, a return of capital and/or a capital gain, depending on (1) whether the Fund has sufficient earnings and profits to support a dividend and (2) your tax basis for the Shares. To the extent the sale of your Shares is treated as a dividend, your tax basis for the tendered Shares will be transferred to any remaining Shares you continue to hold. If the sale of Shares pursuant to the Offer is treated as a dividend to any tendering shareholder, a constructive dividend may result to a non-tendering shareholder whose proportionate interest in the Fund's earnings and assets is increased as a result of the tender.

    Accordingly, the difference between dividend and exchange treatment is important with respect to the amount and character of income that tendering shareholders are deemed to receive. In addition, while the marginal federal tax rates for dividends and capital gains remain the same for corporate shareholders, the top federal tax rate on ordinary income of individuals (39.6%) exceeds the maximum federal tax rates on their long-term capital gains -- 20% (the rate enacted by the Taxpayer Relief Act of 1997 ("Tax Act")) for individuals' net capital gain recognized on securities held for more than 18 months and 28% for such gain recognized on securities held for more than one year and up to 18 months (which, prior to enactment of the Tax Act, applied to all such gain on securities held for more than one year).

    The Transfer Agent generally will be required to withhold 31% of the gross proceeds payable to an individual or certain other noncorporate shareholder pursuant to the Offer unless the shareholder provides a taxpayer identification number and certifies under penalties of perjury (1) that such number is correct and (2) either that (a) the shareholder is exempt from backup withholding, (b) the shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding. Foreign shareholders may be required to provide the Transfer Agent with a completed Form W-8, available from the Transfer Agent, in order to avoid 31% backup withholding.

    Unless a reduced rate of withholding or a withholding exemption is available under an applicable tax treaty, a shareholder who is a nonresident alien or a foreign entity may be subject to a 30% U.S. withholding tax on the gross proceeds received by the shareholder from the sale of Shares pursuant to the Offer if the proceeds are treated as a dividend under the rules described above. Foreign shareholders should consult their tax advisors regarding application of these withholding rules.

    15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. If the Fund so elects to extend the tender period, the NAV for the Shares tendered will be determined as of the close of regular trading on the New York Stock Exchange on the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares, and (b) amend the Offer in any respect, by making a public announcement. Such public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law or regulation (including Rule 13e-4(e)(2) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service.

    If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rule 13e-4 under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information. If (i) the Fund increases or decreases the consideration to be paid for Shares, or the Fund increases the number of Shares being sought by an amount exceeding 2% of the outstanding Shares, or the Fund decreases the number of Shares being sought and
(ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

    16. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          GT GLOBAL FLOATING RATE FUND, INC.

May 18, 1998

    The Letter of Transmittal and certificates for Shares tendered by registered shareholders should be sent or delivered to the Transfer Agent as set forth below. Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal and other documents may be directed to the Transfer Agent at its telephone number and location listed below. Shareholders may also contact their Nominee for assistance concerning the Offer.

                                TRANSFER AGENT:

                       GT GLOBAL INVESTOR SERVICES, INC.

                             FACSIMILE COPY NUMBER:
                                 (510) 937-4034

                             CONFIRM BY TELEPHONE:
                                 (800) 223-2138

                             FOR INFORMATION CALL:
                                 (800) 223-2138

                      BY HAND, MAIL, OR OVERNIGHT COURIER:
                       GT Global Investor Services, Inc.
                                California Plaza
                          2121 North California Blvd.
                                   Suite 450
                             Walnut Creek, CA 94596